Exhibit 99.1
WEX Announces a $400 Million Investment from Warburg Pincus and Amendment to the Credit Agreement
PORTLAND, Maine - June 29, 2020 -- WEX Inc. (NYSE:WEX), a leading financial technology service provider, announced today it has agreed to a $400 million dollar investment from an affiliate of Warburg Pincus LLC (together with its affiliate, “Warburg Pincus”) which includes convertible notes in an aggregate principal amount of $310 million and $90 million in common stock through a private placement (the “Private Placement”). The Private Placement is subject to customary closing conditions and is expected to close in the next several days. Importantly, WEX has also obtained an amendment to its existing senior secured credit facilities, (the “Credit Agreement Amendment”), providing WEX with increased financial flexibility. The combination of the investment and the credit agreement amendment will strengthen WEX’s financial profile and will enable the Company to remain focused on its strategic initiatives as it navigates the global COVID - 19 pandemic.
“We are pleased to further fortify our balance sheet during the current uncertain operating environment while reaffirming our relationship with Warburg Pincus, who has demonstrated their strong commitment to the future growth of WEX,” said Melissa Smith, WEX’s Chair and Chief Executive Officer. Ms. Smith continued, “The combination of this investment and the recent credit agreement amendment put us in an even stronger financial position with additional financial flexibility, improved liquidity and increased cash on hand. This better positions us to remain focused on our long-term strategic initiatives to drive our future success, and capitalize on the economic recovery when market conditions improve.”
Chandler Reedy and Stephanie Geveda, Managing Directors at Warburg Pincus, commented, “We are honored to once again invest behind the strong management team at WEX to further support its long-term commitment to market leadership, innovation and growth. Given our deep familiarity and relationship with the Company, we are confident WEX has the capabilities and resources to emerge from the current environment stronger than ever.”
Private Placement of Convertible Notes and Common Stock

•	Warburg Pincus is buying 577,254 shares of common stock for an aggregate investment of approximately $90 million at $155.91 per share. The closing price on June 26, 2020 was $155.51.

•	Warburg Pincus is also purchasing $310 million in principal amount of convertible notes with net proceeds of approximately $299 million under the following terms:

•	The convertible notes have a 7 year term and are non-transferable for one year, subject to certain exceptions

•	Interest payable in cash, through accretion to the principal amount of the convertible notes or a combination of cash and accretion, at WEX’s option, at a rate of 6.5% per annum

•
Convertible to shares of common stock at any time at the option of Warburg Pincus, based on an initial conversion price of $200 per share (subject to adjustment in certain circumstances in accordance with the terms of the notes), with conversions to be settled in shares of WEX common stock, cash or a combination thereof, at WEX’s election

•
WEX will have the right, at any time following the third anniversary of closing of the investment, to redeem the notes in whole or in part if the closing price of WEX’s common stock is at least 200% of the conversion price of the notes for 20 out 30 days prior to the time WEX delivers a redemption notice, subject to the right of Warburg Pincus to convert its convertible notes prior to the redemption date

•	In the event of certain fundamental change transactions, Warburg Pincus will have the right to require WEX to repurchase its convertible notes in accordance with the terms of the convertible notes

•	After giving effect to the purchase of the common stock and the convertible notes, on an as-converted basis, Warburg Pincus will own approximately 4.7% of WEX’s outstanding common stock

•
Mr. James Neary will continue to serve on WEX’s board of directors following completion of the transaction pursuant to a director nomination right granted to Warburg Pincus in connection with the transaction

Amendment of Credit Facility

The Credit Agreement Amendment, among other things:

•	Increases the current maximum Consolidated Leverage Ratio to 5.5X through 12/31/2020 and stepping down thereafter

•
Permits an unlimited amount of corporate cash to be netted from the financing debt balance for financial covenant purposes following the closing of the Private Placement for up to six months following resolution of the eNett and Optal transaction and permanently increases the amount of cash netting allowed to $250 million if the eNett and Optal transaction does not close or $400 million if it does close

•	Adds a fourth pricing tier in the case that leverage exceeds 5.5X at Libor plus 3% and introduces a Libor floor on revolving credit facility borrowings of 75 basis points
In connection with the Credit Agreement Amendment, WEX also amended and restated the debt commitment letter entered into in connection with the eNett and Optal transaction (the “Amended and Restated Commitment Letter”) to, among other things, reallocate the $1.352 billion of aggregate commitments from (x) a $1.052 billion seven-year term loan B facility and a $300 million senior unsecured bridge facility to (y) a $752 million seven-year term loan B facility and a $600 million senior secured bridge facility. WEX has also secured additional financial covenant relief to the Consolidated Leverage Ratio and Coverage Ratio in the Credit Agreement Amendment in connection with the eNett and Optal transaction. The maximum Consolidated Leverage Ratio increases to 7.5X by year end and stepping down thereafter if the eNett and Optal transaction were to close.
The foregoing summary of the Private Placement, the Amended and Restated Commitment Letter and Credit Agreement Amendment is only a summary, and is qualified in its entirety by reference to the definitive agreements governing the private placement, the Amended and Restated Commitment Letter and the Credit Agreement Amendment, copies of which will be filed with the Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K.
As previously disclosed, (i) WEX has concluded that the SARS-CoV-2 pandemic and conditions arising in connection with it have had, and continue to have, a material adverse effect on the businesses of eNett and Optal, which is disproportionate to the effect on others in the relevant industry, (ii) WEX has advised eNett and Optal that it is not required to close the acquisition of eNett and Optal because of this material adverse effect and (iii) the shareholders of eNett and the shareholders of Optal have each initiated separate legal proceedings against WEX by filing claims in the High Court of Justice of England and Wales in the United Kingdom denying that there has been a material adverse effect (as defined in the purchase agreement for the eNett and Optal transaction) and seeking, among other things, specific performance of WEX’s obligations under the purchase agreement. WEX intends to continue to vigorously defend against these claims, and there has been no change with respect to WEX’s position regarding its obligations under the purchase agreement, including its conclusion that a material adverse effect has occurred and that it is not required to close the transaction. However, while the litigation is pending, WEX remains subject to certain obligations under the purchase agreement, including with respect to financing matters, and the Amended and Restated Commitment Letter and the provisions of the Credit Agreement Amendment addressing the acquisition of eNett and Optal are intended to ensure compliance with these obligations.
BofA Securities served as exclusive financial advisor to WEX, and Wilmer Cutler Pickering Hale and Dorr LLP served as its legal counsel. Cleary Gottlieb Steen & Hamilton LLP served as legal counsel to Warburg Pincus.
Other Information
The common stock and convertible notes being sold by WEX to Warburg Pincus, as well as the common stock into which the convertible notes will be convertible, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or a solicitation of an offer to buy any such securities, nor shall there be any offer, solicitation or sale of any such securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

About WEX
Powered by the belief that complex payment systems can be made simple, WEX (NYSE: WEX) is a leading financial technology service provider across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through more than 5,000 associates around the world. WEX fleet cards offer 14.9 million vehicles exceptional payment security and control; purchase volume in travel and corporate solutions grew to $39.6 billion in 2019; and the WEX Health financial technology platform helps

390,000 employers and 31.8 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

About Warburg Pincus
Warburg Pincus LLC is a leading global private equity firm focused on growth investing. The firm has more than $54 billion in private equity assets under management. The firm’s active portfolio of more than 185 companies is highly diversified by stage, sector, and geography. Warburg Pincus is an experienced partner to management teams seeking to build durable companies with sustainable value. Founded in 1966, Warburg Pincus has raised 19 private equity funds, which have invested more than $83 billion in over 895 companies in more than 40 countries. The firm is headquartered in New York with offices in Amsterdam, Beijing, Berlin, Hong Kong, Houston, London, Luxembourg, Mumbai, Mauritius, San Francisco, São Paulo, Shanghai, and Singapore. For more information please visit www.warburgpincus.com.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995, including statements regarding: the proposed acquisition of eNett and Optal, future financial and operating results, the receipt of required consents to increase the cash netting and netting of securitization transactions for the purpose of calculating the interest rate margins, the pending litigation with eNett and Optal with respect to the proposed acquisition of eNett and Optal and any other statements about WEX’s, eNett’s or Optal’s managements’ future expectations, beliefs, goals, plans or prospects. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this press release, the words “may,” “could,” “anticipate,” “plan,” “continue,” “project,” “intend,” “estimate,” “believe,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the risk that the Private Placement is delayed or not completed; the outcome of the pending litigation with eNett and Optal; whether or not WEX is required to consummate the proposed acquisition of eNett and Optal; the risk that the financing required to fund the proposed acquisition of eNett and Optal is not obtained if required; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed acquisition of eNett and Optal and the associated litigation; unexpected costs, charges or expenses resulting from the proposed acquisition of eNett and Optal and the associated litigation; as well as other risks and uncertainties identified in Item 1A of WEX’s Annual Report for the year ended December 31, 2019, filed on Form 10-K with the SEC on February 28, 2020 and Item 1A of WEX’s Quarterly Report for the quarter ended March 31, 2020 filed on Form 10-Q with the SEC on May 11, 2020. WEX’s forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this press release and undue reliance should not be placed on these statements. WEX disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

Media Contact:
Jessica Roy
jessica.roy@wexinc.com
207.523.6763
Investor Contact:
Steve Elder
steve.elder@wexinc.com
207.523.7769
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